Exhibit 4.2

EXECUTION VERSION

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

STOCK SUBSCRIPTION WARRANT

To Purchase 49,628 Shares of Common Stock of

CARA THERAPEUTICS, INC. (the “Company”)

DATE OF INITIAL ISSUANCE: September 25, 2007

THIS CERTIFIES THAT for value received, CONNECTICUT INNOVATIONS, INCORPORATED or its registered assigns (the “Holder”) is entitled to purchase from the Company, at any time during the Term of this Warrant, 49,628 shares of Common Stock of the Company (as defined and set forth below), at the Warrant Price (as defined below), payable in lawful money of the United States of America to be paid upon the exercise hereof. This Warrant may be exercised, in whole or in part, subject to the provisions, limitations and restrictions herein contained. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions herein contained, and may be exercised in whole or in part.

SECTION 1. DEFINITIONS.

For all purposes of this Warrant, the following terms shall have the meanings indicated:

1.1 Common Stock means and include the Company’s authorized Common Stock, $0,001 par value.

1.2 Current Market Price means, at any date and with respect to one share of Common Stock, the average of the daily closing prices for the 30 consecutive business days ending five business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sales price or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported by Nasdaq (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or if the prices of the Common Stock are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to herein are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected by the Board of Directors of the Company (or if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

1.3 Securities Act means the Securities Act of 1933, as amended.

1.4 Term of this Warrant means the period beginning on the date hereof and ending on the earlier of: (i) the date on which all Warrant Shares have been issued, and (ii) the seventh (7th) anniversary the date hereof.

1.5 Warrant Price means $4.03 per Warrant Share, subject to adjustment as provided in Section 5 below.

1.6 Warrant Shares means shares of Common Stock purchased or purchasable by the Holder of this Warrant upon the exercise hereof, subject to adjustment as provided in Section 4 below,

SECTION 2. EXERCISE OF WARRANT.

2.1. Procedure for Exercise of Warrant. To exercise this Warrant in whole or in part (but not as to any fractional share of Common Stock), the Holder shall deliver to the Company at its office referred to in Section 13 hereof at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or evidence of any indebtedness of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased, and (iii) this Warrant. Notwithstanding any provisions herein to the contrary, if the Current Market Price is greater than the Warrant Price (at the date of calculation, as set forth below), in lieu of exercising this Warrant as hereinabove permitted, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the office of the Company referred to in Section 13 hereof, together with the Notice of Exercise, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

CS = WCS x (CMP-WP)

CMP

where:

“CS” equals the number of shares of Common Stock to be issued to the Holder;

“WCS” equals the number of shares of Common Stock purchasable under the Warrant, or if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation);

“CMP” equals the Current Market Price (at the date of such calculation); and

“WP” equals the Warrant Price (as adjusted to the date of such calculation).

In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen business days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2. Transfer Restriction Legend. Each certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER SAID ACT.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder thereof (which counsel shall be reasonably satisfactory to counsel for the Company) the securities represented thereby are not, at such time, required by law to bear such legend.

SECTION 3. COMPANY COVENANTS. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes (other than income taxes that may be payable by the Holder), liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be required to assure that the stated or par value per share, if any, of the Common Stock is at all times equal to or less than the then Warrant Price. The Company further covenants and agrees that it will pay when due and payable any and all federal and state taxes which may be payable by the Company in respect of the issue of this Warrant or any Common Stock or certificates therefor issuable upon the exercise of this Warrant (other than income taxes that may be payable by the Holder). The Company further covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

SECTION 4. ADJUSTMENT OF NUMBER OF SHARES. Upon each adjustment of the Warrant Price as provided in Section 5, the Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

SECTION 5. ADJUSTMENT OF WARRANT PRICE. The Warrant Price shall be subject to adjustment from time to time as follows:

5.1 Stock Dividends, Subdivisions, Split-Ups. If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

5.2 Stock Combinations. If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

5.3 General.

(a) All calculations of Warrant Price under this Section 5 shall be made to the nearest cent or to the nearest one-tenth (1/10) of a share, as the case may be.

(b) Adjustments made pursuant to Sections 5.1 or 5.2 above shall be made on the date such dividend, subdivision, split-up or combination, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up or combination.

(c) In the event the Company shall propose to take any action of the types described in Sections 5.1 or 5.2 of this Section 5, the Company shall forward, at the same time and in the same manner, to the Holder of this Warrant such notice, if any, which the Company shall give to the holders of capital stock of the Company.

(d) In any case in which the provisions of this Section 5 require that an adjustment become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of all or any part of this Warrant which is exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(e) Whenever the Warrant Price shall be adjusted as provided in this Section 5, the Company shall prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment. The Company shall mail a copy of such statement first class postage prepaid, to each Holder of this Warrant at its, his or her address appearing on the Company’s records. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of Section 5.3(d).

SECTION 6. OWNERSHIP.

6.1. Ownership of This Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 6.

6.2. Transfer and Replacement. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof (in its sole discretion) in person or by its duly authorized attorney without the prior written consent of the Company; and, upon any such transfer, a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected), shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company referred to in Section 13 hereof. Notwithstanding the foregoing, the Company may refuse to transfer this Warrant or issue Warrant Shares to any person (whether legal or natural) who is reasonably determined in good faith by the Company’s Board of Directors to be an actual or potential competitor of the Company, or an affiliate thereof. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided that if the Holder hereof is an instrumentality of a state or local government or an institutional holder or a nominee for such an instrumentality or institutional holder an irrevocable agreement of indemnity by such Holder shall be sufficient for all purposes of this Section 6, and no evidence of loss or theft or destruction shall be necessary. This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement. Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder. Holder will not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws.

SECTION 7. MERGERS, CONSOLIDATION, SALES. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of this Warrant. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization or reclassification of the capital stock of the Company in which the holders of the Company’s Common Stock are to receive assets in exchange for shares of such Common Stock, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall have the opportunity to exercise this Warrant at the time of such consolidation, merger, sale, reorganization or reclassification and receive upon the basis and upon the terms and conditions specified herein, in lieu of the Warrant Shares of the Company immediately theretofore purchasable hereunder, such assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of Warrant Shares purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification.

SECTION 8. NOTICE OF DISSOLUTION OR LIQUIDATION. In case of any distribution of the assets of the Company in dissolution or liquidation (except under circumstances when the foregoing Section 7 shall be applicable), the Company shall give notice thereof to the Holder hereof and shall make no distribution to shareholders until the expiration of thirty (30) days from the date of mailing of the aforesaid notice and, in any case, the Holder hereof may exercise this Warrant within thirty (30) days from the date of the giving of such notice, and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

SECTION 9. NOTICE OF EXTRAORDINARY DIVIDENDS. If the Board of Directors of the Company shall declare any extraordinary dividend (which, without limiting the foregoing, shall not include any dividend payable on any preferred stock of the Company in accordance with its terms) or other distribution on its Common Stock or any other capital stock of the Company, except by way of a stock dividend payable in shares of its Common Stock or other class of capital stock of the Company, the Company shall mail notice thereof to the Holder hereof not less than thirty (30) days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution, and the Holder hereof shall not participate in such dividend or other distribution unless this Warrant is exercised prior to such record date.

SECTION 10. FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where the Holder would, except for the provisions of this Section 10, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of the Company) over the Warrant Price for such fractional share.

SECTION 11. SPECIAL ARRANGEMENTS OF THE COMPANY. The Company covenants and agrees that during the Term of this Warrant, unless otherwise approved by the Holder of this Warrant:

11.1. Will Reserve Shares. The Company will reserve and set apart and have available for issuance at all times the number of shares of authorized but unissued Common Stock deliverable upon the exercise of this Warrant.

11.2. Will Not Amend Certificate. The Company will not amend its Certificate of Incorporation to eliminate as an authorized class of capital stock that class denominated as “Common Stock” on the date hereof.

11.3. Will Bind Successors. This Warrant shall be binding upon any corporation or other person or entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

SECTION 12. CONNECTICUT PRESENCE; PUT AGREEMENT. The Company agrees that this Warrant and the Warrant Shares are subject to that certain Put Agreement between the Company and the Holder dated as of the date hereof.

SECTION 13. NOTICES. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to, the Holder at 200 Corporate Place, 3rd Floor, Rocky Hill, CT 06067, Attn: President or to such other address as shall have been furnished to the Company in writing by the Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the Company at One Parrott Drive, Shelton, CT 06484-4733, Attn: President or to such other address as shall have been furnished in writing to the Holder by the Company. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

SECTION 14. NO RIGHTS AS STOCKHOLDER; LIMITATION OF LIABILITY. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

SECTION 15. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder hereof as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to conduct its business as presently conducted, has the corporate power and authority to execute, issue and deliver this Warrant and to perform its obligations under this Warrant, has the corporate power and authority and legal right to own and lease its properties and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where failure to be so qualified could not be reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b) The execution, delivery, issuance and performance by the Company of this Warrant and the issuance of the Warrant Shares upon exercise of this Warrant have been duly authorized by all necessary corporate action and do not and will not violate, or result in a breach of, or constitute a default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the assets of the Company pursuant to, any law, statute, ordinance, rule, regulation, order or decree of any court, governmental body or regulatory authority or administrative agency having jurisdiction over the Company or its subsidiaries or any material contract, mortgage, loan agreement, note, lease or other instrument binding upon the Company or its subsidiaries or by which their properties are bound.

(c) This Warrant has been duly executed, issued and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of the Company. The Warrant Shares, when issued upon exercise of this Warrant in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, with no personal liability attaching to the ownership thereof.

(d) The Company has authorized capital stock consisting of (x) 23,000,000 shares of Common Stock, $.001 par value, of which 7,955,000 shares are issued and outstanding, and (y) 12,111,935 shares of Preferred Stock, $.001 par value, of which 2,000,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding, and of which 2,370,000 shares are designated as Series B Preferred Stock, all of which are issued and outstanding, and of which 7,741,935 shares are designated as Series C Preferred Stock, all of which are issued and outstanding.

SECTION 16. LAW GOVERNING. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 17. MISCELLANEOUS. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof

[intentionally left blank - signature page follows]

[signature page to Warrant]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

CARA THERAPEUTICS, INC.

By:	/s/ Josef C Schoell
Name: Josef C Schoell
Title: CFO

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THE WITHIN WARRANT

The undersigned hereby exercises the right to purchase                 shares of Common Stock which the undersigned is entitled to purchase by the terms of the within Warrant according to the conditions thereof, and herewith makes payment of the Warrant Price of such shares in full. All shares to be issued pursuant hereto shall be issued in the name of, and the initial address of such person to be entered on the books of the Company shall be:

__________________

__________________

__________________

The shares are to be issued in certificates of the following denominations:

[Type Name of Holder]

By:
Title:

Dated:

FORM OF ASSIGNMENT

(ENTIRE)

[To be signed only upon transfer of entire Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED                         hereby sells, assigns and transfers unto                     all rights of the undersigned under and pursuant to the within Warrant, and the undersigned does hereby irrevocably constitute and appoint                     Attorney to transfer the said Warrant on the books of the Company, with full power of substitution.

[Type Name of Holder]

By:
Title:

Dated:

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.